Exhibit 99.1
Approved by the Compensation Committee of the Board of Directors on November 30, 2004.

DICK’S SPORTING GOODS, INC. TRAVEL POLICY
FOR NON-BUSINESS USE OF CORPORATE AIRCRAFT
     General Policy. In order to facilitate efficiencies and to assure travel safety and security, certain executives of the company (including the chief executive officer, president, executive vice presidents, members of the board of directors and other officers designated by the chief executive officer) may use any aircraft owned or leased by the company for non-business purposes. The frequency and priority of the non-business use of any aircraft by these executives will be determined by the chief executive officer of the company in his discretion.
     Scheduling and Operations. The executive will provide any information (including passenger lists) concerning the flight as may be requested by the company. The aircraft is to be operated only for the purposes and within the geographical limits set forth in the insurance policy or policies covering the aircraft and is to be operated and controlled at all times by flight crew supplied to (or provided by) the company and in accordance with the flight manual and all manufacturer’s suggested operating procedures and all applicable government laws and regulations (any travel abroad must also comply with any requirements related to foreign travel).
     Cost and Reimbursement. As the general rule and except as approved by the chief executive officer or the compensation committee of the board of directors, the value of the non-business trip will be billed to the executive at the aggregate incremental cost to the company in accordance with Item 402 of Regulation S-K, as amended from time to time (the “Aggregate Incremental Cost”) (all direct billings will also be made in accordance with Federal Aviation Regulations, as then in effect). In those limited instances where the executive is not billed (as a result of the chief executive officer’s or the committee’s approval), any non-reimbursed travel will be considered income to the executive and reported in the executive’s W-2 earnings (or Form1099 in the case of members of the board) in accordance with the base aircraft valuation formula, which is also known as the standard industry fare level (“SIFL”) formula, pursuant to Treas. Reg. § 1.61-21(g) as it may be amended from time to time. For any flight where there is not reimbursement by the executive, appropriate tax withholdings on the value of a non-business trip will also be deducted from the executive’s paycheck (or in the case of members of the board, included as part of their Form 1099). The minimum charge for plane usage will be not less than $500 per hour, such that notwithstanding the forgoing, where the Aggregate Incremental Cost or the SIFL is less than $500 per hour of plane usage, the executive will be charged a minimum (or in the case of non-reimbursement be considered to have income) of at least $500 per hour of plane usage under this policy. Disclosure of the Aggregate Incremental Cost of the executive’s non-reimbursed usage may be required in the company’s filings with the Securities and Exchange Commission.
     The executive or members of the executive’s immediate family and/or other invited guests may fly on the aircraft on a space-available basis. If there is additional cost for any invited passengers, the Aggregate Incremental Cost of any such passengers, if any, will be charged to the executive or in the case of non-reimbursed flight considered income in accordance with the SIFL as described above.
     Audit. At least yearly, the Director of Internal Audit at the company shall cause the internal auditors of the company to audit the non-business use of the corporate aircraft to determine the adherence to this policy. The Director of Internal Audit will make at least annually a report to the Compensation Committee of the Board of Directors relating to such audit.
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